Exhibit 99.1

NEWS RELEASE 08-006	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FIRST QUARTER 2008 RESULTS

May 1, 2008 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2008. Following are highlights for the first quarter and the Company’s future outlook:

•	Q1 2008 revenues increased 43% over Q1 2007
•	Q1 2008 OSV operating income increased 58% over Q1 2007
•	Q1 2008 net income increased 32% over Q1 2007
•	Expanding into Brazil with time charters for two DP-2 OSVs
•	Customer contract backlog for newbuild OSVs continues to grow
•	Company reaffirms full-year 2008 EBITDA and EPS guidance

First quarter 2008 revenues increased 43.2% to $97.5 million compared to $68.1 million for the first quarter of 2007. Operating income was $37.0 million, or 37.9% of revenues, for the first quarter of 2008 compared to $26.3 million, or 38.6% of revenues, for the prior-year quarter. Net income for the first quarter of 2008 was $23.1 million, or $0.86 per diluted share, compared to $17.5 million, or $0.67 per diluted share in the year-ago quarter. EBITDA for the first quarter of 2008 was $49.2 million compared to first quarter 2007 EBITDA of $33.5 million. The primary reasons for the increase in revenues, operating income, net income and EBITDA were the incremental contribution of vessels acquired or newly constructed and favorable market conditions for the Company’s new generation offshore supply vessels (“OSVs”). For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 9 to the accompanying data tables.

OSV Segment. Revenues from the OSV segment were $67.5 million for the first quarter of 2008, an increase of 64.2% from $41.1 million for the same period in 2007. OSV operating income increased 58.5% to $29.0 million for the first quarter of 2008 from $18.3 million for the first quarter of 2007. The Company’s OSV revenues and operating income increased primarily due to the full-quarter contribution from 20 OSVs (the “Sea Mar Fleet”) that were acquired in August 2007 and a market-driven increase in new generation OSV effective dayrates of approximately $2,000. Average new

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generation OSV dayrates for the first quarter of 2008 improved 10.2%, or $1,947 per day, to $21,020 compared to $19,073 for the same period in 2007. New generation OSV utilization was 92.1% for the first quarter of 2008 compared to 91.5% during the same period in 2007. This increase in dayrates and utilization was primarily due to favorable market conditions for new generation OSVs in the deepwater and ultra-deepwater U.S. Gulf of Mexico (“GoM”). By contrast, effective dayrates for the Company’s ten conventional vessels for the first quarter of 2008 were approximately $4,900, or $1,400 less than the fourth quarter of 2007. This sequential decrease in effective dayrates for these non-core assets was primarily due to soft winter market conditions for conventional OSVs on the continental shelf of the GoM. However, effective dayrates for these vessels have already rebounded, averaging $2,600 higher than first quarter 2008 levels for the month of April 2008, displaying the kind of volatility that is typical of the conventional OSV market.

TTB Segment. Revenues from the tug and tank barge (“TTB”) segment of $30.1 million for the first quarter of 2008 increased by $3.2 million, or 11.9%, compared to $26.9 million for the same period in 2007. This revenue increase was primarily the result of full and partial-quarter contributions from three newbuild double-hulled tank barges, the Energy 6506, Energy 6507 and the Energy 6508, which were placed into service in August 2007, November 2007 and March 2008, respectively. Average TTB dayrates rose $1,379 to $19,059 from $17,680 in the first quarter of 2007. This increase in average dayrates was primarily due to higher market dayrates on certain TTB equipment working in upstream services in the GoM. Utilization in the TTB segment for the first quarter of 2008 was 85.6% compared to 94.2% in the prior-year quarter. Operating income for the first quarter of 2008 was $7.9 million, or 26.2% of revenues, compared to operating income for the first quarter of 2007 of $8.0 million, or 29.7% of revenues. The primary driver for this decrease in fleet utilization and TTB operating margin relates to overall softening in the Northeast U.S. transportation market, which the Company believes has resulted from high inventory levels, high crude oil prices and a warmer than normal winter in the Northeast U.S.

General and Administrative (G&A). G&A expenses of $8.6 million for the first quarter of 2008 were 8.8% of revenues compared to $7.4 million, or 10.9% of revenues, for the first quarter of 2007. The Company’s G&A expenses are in-line with the previously reported guidance range of 9% to 10% of revenues.

Depreciation and Amortization. Depreciation and amortization expense was $12.2 million for the first quarter of 2008, or $5.0 million higher than the first quarter of 2007. This increase was due to additional depreciation related to 26 vessels that were placed in service since March 2007 and, to a lesser extent, increased amortization of drydock costs related to accelerated drydockings. Depreciation and amortization expense is expected to increase from current levels when the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30 and 60 month recertifications.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Annual 2008 Guidance. The Company reaffirms its EBITDA guidance for the full-year 2008 to range between $220.0 million and $240.0 million with diluted EPS expected to range between $3.68 and $4.16. However, the TTB segment is now expected to generate EBITDA in the range of 17% to 20% of the mid-point of the company-wide 2008 guidance range.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to be in the $19,000 to $21,000 range and fleetwide new generation OSV utilization is anticipated to average in the 90% range during the 2008 guidance period. Fleetwide average TTB dayrates are generally anticipated to be in the $16,000 to $18,000 range and fleetwide TTB utilization is now anticipated to be in the low-70% to mid-80% range for the remainder of the 2008 guidance period, due to soft market conditions in that segment.

The Company’s full-year 2008 guidance includes a partial contribution from vessels to be delivered under its MPSV program, the fourth OSV newbuild program and the second TTB newbuild program in accordance with the estimated newbuild delivery expectations discussed below.

The Company expects cash operating expenses per vessel-day in 2008 for each segment to increase by 5% to 10% over 2007. Annual G&A expenses are expected to remain in the range of 9% to 10% of revenues for 2008. The projected FAS 123R stock-based compensation expense, depreciation, amortization and interest expense, net, that underpin the Company’s guidance for the full-year 2008 are included in the attached data tables. Projected FAS 123R stock-based compensation expense, depreciation, amortization and interest expense, net, for the second quarter of 2008 are $2.7 million, $8.0 million, $4.3 million and $1.1 million, respectively. The Company’s annual effective tax rate is expected to remain at 36.3% for 2008.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects total maintenance capital expenditures for the full-year 2008 to be approximately $71.7 million, which includes approximately $25.9 million of non-vessel related capital expenditures primarily related to the recent expansion of and improvements to HOS Port. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; and (iii) non-vessel related capital expenditures.

Update on MPSV Program. The Company’s MPSV program consists of two U.S.-flagged coastwise sulfur tankers that are being converted at a domestic shipyard into 370 class DP-2 new generation MPSVs and two newbuild T-22 class DP-3 new generation MPSVs that are being constructed in foreign shipyards. The first converted DP-2 MPSV is expected to be delivered from the shipyard in the third quarter of 2008, while the second converted DP-2 MPSV is expected to be delivered in early 2009. The first newbuild DP-3 MPSV is expected to be delivered from a foreign shipyard during the fourth quarter of 2008, while the second newbuild DP-3 MPSV is expected to be delivered during the fourth quarter of 2009. The Company’s current EBITDA guidance assumes a total of eight vessel-months of combined contribution from the two MPSVs that are expected to be delivered during 2008. Based on internal estimates, the aggregate cost of this program is expected to be approximately $450.0 million. From the inception of this program through March 31, 2008, the Company has incurred $253.8 million, or 56.4%, of total expected project costs, including $107.9 million incurred during the first quarter of 2008.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consists of vessel construction contracts with three domestic shipyards to build six proprietary 240 ED class OSVs, nine proprietary 250 EDF class OSVs and one 285 class new generation OSV. The first of the 240ED class DP-2 vessels, the HOS Polestar, is expected to commence its first charter in early May for a customer in Brazil. The first of the 250EDF class vessels was delivered early to undergo conversion for ROV support services under a multi-year charter commencing in the third quarter of 2008. The remaining vessels are expected to be delivered at a rate of about one per quarter through 2010. The Company’s current guidance assumes an average number of new generation OSVs of approximately 37 vessels in service for the full-year 2008. Based on internal estimates, the aggregate cost of this program is expected to be approximately $393.0 million. From the inception of this program through March 31, 2008, the Company has incurred $128.8 million, or 32.8%, of total expected project costs, including $35.2 million incurred during the first quarter of 2008.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program consists of vessel construction contracts with three domestic shipyards to build three 60,000-barrel double-hulled tank barges and retrofit four 3,000 horsepower ocean-going tugs that were purchased in July 2006. The Company has already delivered the three newbuild double-hulled tank barges, the Energy 6506, Energy 6507 and Energy 6508, and the first three retrofitted ocean-going tugs, the Michigan Service, Huron Service and Superior Service, on various dates throughout the latter half of 2007 and the first quarter of 2008. The final retrofitted ocean-going tug, Erie Service, is expected to be delivered during the second quarter of 2008. Based on internal estimates, the aggregate cost of this program is expected to be approximately $77.0 million. From the inception of this program through March 31, 2008, the Company has incurred $72.8 million, or 94.5%, of total expected project costs, including $3.8 million incurred during the first quarter of 2008.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its first quarter 2008 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, May 1, 2008. To participate in the call, dial (303) 262-2211 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 8, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11112061#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and other select U.S. and international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: the Company’s inability to successfully and timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company has not previously owned or operated; further weakening of demand for conventional OSVs and/or TTB services; unplanned customer suspensions, cancellations or non-renewals of vessel charters; industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the level of fleet additions by competitors that could result in over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, drydocking delays and cost overruns and related risks, vessel accidents, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made with the Securities and Exchange Commission which can be found on the Company’s website www.hornbeckoffshore.com. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 9 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Revenues	$97,521	$101,062	$68,091
Costs and expenses:
Operating expenses	39,795	40,553	27,103
Depreciation and amortization	12,189	10,828	7,187
General and administrative expenses	8,577	8,957	7,447

	60,561	60,338	41,737

Loss on sale of assets	—	—	(10)

Operating income	36,960	40,724	26,344
Other income (expense):
Interest income	992	2,564	6,008
Interest expense	(1,840)	(2,799)	(4,905)
Other income, net [1]	13	(71)	5

	(835)	(306)	1,108

Income before income taxes	36,125	40,418	27,452
Income tax expense	13,042	14,624	9,967

Net income	$23,083	$25,794	$17,485

Basic earnings per share of common stock	$0.90	$1.00	$0.68

Diluted earnings per share of common stock	$0.86	$0.97	$0.67

Weighted average basic shares outstanding	25,783	25,731	25,583

Weighted average diluted shares outstanding [2]	26,938	26,661	26,125

Other Operating Data (unaudited):
	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Offshore Supply Vessels:
Average number of new generation OSVs [3]	35.0	35.0	25.0
Average new generation fleet capacity (deadweight) [3]	80,903	80,903	59,042
Average new generation vessel capacity (deadweight)	2,312	2,312	2,362
Average new generation utilization rate [4]	92.1%	90.4%	91.5%
Average new generation dayrate [5]	$21,020	$22,315	$19,073
Effective dayrate [6]	$19,359	$20,173	$17,452
Tugs and Tank Barges:
Average number of tank barges [7]	20.3	19.5	18.0
Average fleet capacity (barrels) [7]	1,696,158	1,647,411	1,549,566
Average barge size (barrels)	83,436	83,787	86,067
Average utilization rate [4]	85.6%	87.1%	94.2%
Average dayrate [8]	$19,059	$18,455	$17,680
Effective dayrate [6]	$16,315	$16,074	$16,655
Balance Sheet Data (unaudited):
	As of March 31, 2008	As of December 31, 2007
Cash and cash equivalents	$51,207	$173,552
Working capital	84,462	214,266
Property, plant and equipment, net	1,110,369	953,210
Total assets	1,300,061	1,262,051
Total long-term debt	549,561	549,547
Stockholders’ equity	589,582	562,314
Cash Flow Data (unaudited):
	Three Months Ended
	March 31, 2008	March 31, 2007
Cash provided by operating activities	$58,582	$31,046
Cash used in investing activities	(181,499)	(54,810)
Cash provided by financing activities	571	(96)

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Offshore Supply Vessels:
Revenues	$67,452	$72,224	$41,143
Operating income	$29,030	$32,653	$18,342
Operating margin	43.0%	45.2%	44.6%
Components of EBITDA [9]
Net income	$18,217	$20,664	$12,142
Interest expense (income), net	532	333	(716)
Income tax expense	10,293	11,666	6,921
Depreciation	4,732	4,568	2,626
Amortization	2,507	2,141	1,127

EBITDA [9]	$36,281	$39,372	$22,100

Adjustments to EBITDA
Stock-based compensation expense	$1,625	$987	$974
Interest income	652	1,595	3,822

Adjusted EBITDA [9]	$38,558	$41,954	$26,896

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$36,281	$39,372	$22,100
Cash paid for deferred drydocking charges	(2,974)	(2,908)	(2,943)
Cash paid for interest	(33)	(3,223)	(30)
Cash paid for taxes	(1,575)	(730)	—
Changes in working capital	15,290	(13,262)	4,010
Stock-based compensation expense	1,625	987	974
Changes in other, net	240	(34)	(90)

Net cash provided by operating activities	$48,854	$20,202	$24,021

Tugs and Tank Barges:
Revenues	$30,069	$28,838	$26,948
Operating income	$7,930	$8,071	$8,002
Operating margin	26.4%	28.0%	29.7%
Components of EBITDA [9]
Net income	$4,866	$5,130	$5,343
Interest expense (income), net	316	(98)	(387)
Income tax expense	2,749	2,958	3,046
Depreciation	2,730	2,591	2,181
Amortization	2,220	1,528	1,253

EBITDA [9]	$12,881	$12,109	$11,436

Adjustments to EBITDA
Stock-based compensation expense	$1,344	$891	$771
Interest income	340	969	2,186

Adjusted EBITDA [9]	$14,565	$13,969	$14,393

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$12,881	$12,109	$11,436
Cash paid for deferred drydocking charges	(1,094)	(487)	(3,150)
Cash paid for interest	(17)	(7,998)	(17)
Cash paid for taxes	(1,710)	(275)	—
Changes in working capital	(1,502)	5,771	(1,887)
Stock-based compensation expense	1,344	891	771
Changes in other, net	(174)	82	(128)

Net cash provided by operating activities	$9,728	$10,093	$7,025

Consolidated:
Revenues	$97,521	$101,062	$68,091
Operating income	$36,960	$40,724	$26,344
Operating margin	37.9%	40.3%	38.7%
Components of EBITDA [9]
Net income	$23,083	$25,794	$17,485
Interest expense (income), net	848	235	(1,103)
Income tax expense	13,042	14,624	9,967
Depreciation	7,462	7,159	4,807
Amortization	4,727	3,669	2,380

EBITDA [9]	$49,162	$51,481	$33,536

Adjustments to EBITDA
Stock-based compensation expense	$2,969	$1,878	$1,745
Interest income	992	2,564	6,008

Adjusted EBITDA [9]	$53,123	$55,923	$41,289

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$49,162	$51,481	$33,536
Cash paid for deferred drydocking charges	(4,068)	(3,395)	(6,093)
Cash paid for interest	(50)	(11,221)	(47)
Cash paid for taxes	(3,285)	(1,005)	—
Changes in working capital	13,788	(7,491)	2,123
Stock-based compensation expense	2,969	1,878	1,745
Changes in other, net	66	48	(218)

Net cash provided by operating activities	$58,582	$30,295	$31,046

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2008 Guidance
	Full-Year 2008 Estimate		Pro Forma Run-Rate [10]
	Low	High
Components of Projected EBITDA [9]
Adjusted EBITDA [9]	$232.7	$252.7	$391.4
Interest income	1.3	1.3	7.0
Stock-based compensation expense	11.4	11.4	11.4

EBITDA [9]	$220.0	$240.0	$373.0
Depreciation	36.7	36.7	57.7
Amortization	17.0	17.0	29.4
Interest (income) expense, net	8.7	7.8	17.4
Income tax expense	57.2	64.8	97.5
Income tax rate	36.3%	36.3%	36.3%
Net income	$100.4	$113.7	$171.0

Weighted average diluted shares outstanding	27.3	27.3	27.3
Diluted earnings per share	$3.68	$4.16	$6.26

Projected EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$220.0	$240.0	$373.0
Cash paid for deferred drydocking charges	(19.3)	(19.3)	(30.9)
Cash paid for interest	(28.3)	(27.4)	(22.6)
Cash paid for taxes	(2.8)	(2.8)	(2.8)
Changes in working capital [11]	20.9	17.1	(23.3)
Stock-based compensation expense	11.4	11.4	11.4
Changes in other, net [11]	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$201.7	$218.8	$304.6

Capital Expenditures Data (unaudited) [12]:

Historical Data (in thousands):
	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,069	$3,395	$6,093
Other vessel capital improvements	8,015	8,543	1,619
Non-vessel related capital expenditures	22,158	727	946

	$34,242	$12,665	$8,658

Growth Capital Expenditures:
MPSV program	$107,913	$22,725	$28,963
TTB newbuild program #2	3,835	8,147	15,296
OSV newbuild program #4	35,243	38,423	8,424

	$146,991	$69,295	$52,683

Forecasted Data:
	1Q2008A	2Q2008E	3Q2008E	4Q2008E	2008E
Maintenance Capital Expenditures:
Deferred drydocking charges	$4.1	$5.2	$3.2	$5.2	$17.7
Other vessel capital improvements	8.0	16.5	1.7	1.9	28.1
Non-vessel related capital expenditures	22.2	1.2	1.4	1.1	25.9

	$34.3	$22.9	$6.3	$8.2	$71.7

Growth Capital Expenditures:
MPSV program	$107.9	$67.0	$46.4	$25.2	$246.5
TTB newbuild program #2	3.8	4.2	—	—	8.0
OSV newbuild program #4	35.2	51.7	45.3	35.5	167.7

	$146.9	$122.9	$91.7	$60.7	$422.2

Full Construction Cycle Data:
	Pre-2008A	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$145.9	$246.5	$57.6	$—	$450.0
TTB newbuild program #2	69.0	8.0	—	—	77.0
OSV newbuild program #4	93.6	167.7	107.1	24.6	393.0

	$308.5	$422.2	$164.7	$24.6	$920.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 67, 71 and 346 shares of common stock for the three months ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of March 31, 2008, December 31, 2007 and March 31, 2007, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of such notes.

[3]

The Company owned and operated 35 new generation OSVs as of March 31, 2008. Ten new generation OSVs were acquired on August 8, 2007. Excluded from this data are 10 conventional OSVs that were also acquired on August 8, 2007, which the Company considers to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]

The averages for the quarter ended March 31, 2008 include the Energy 6506, Energy 6507 and the Energy 6508, three double-hulled tank barges delivered under the Company’s second TTB newbuild program in August 2007, November 2007 and March 2008, respectively.

[8]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[9]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[10]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from the recently acquired Sea Mar Fleet, recently-delivered newbuild vessels and all remaining vessels that are currently under construction under the Company’s MPSV program, fourth OSV newbuild program and second TTB newbuild program, assuming all of those vessels were placed in service as of January 1, 2008 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization in the low to mid-90% range assuming a full normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses, SG&A and income tax expense, are consistent with the Company’s 2008 guidance. After all vessels currently under construction are delivered, interest expense is expected to return to an annual run-rate of $24.4, offset by $6.5 of interest income to be generated on a projected post-construction period cash balance in 2010 of $130.0.

[11]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[12]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.